                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-85339



                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 2000
                                       to
                       Prospectus Dated November 12, 1999
             and supplemented December 15, 1999, February 11, 2000,
                         April 26, 2000 and July 5, 2000

                                  $345,000,000
                        IDEC PHARMACEUTICALS CORPORATION
                     LIQUID YIELD OPTION(TM) NOTES DUE 2019
                          (ZERO COUPON - SUBORDINATED)
                                       AND
                           COMMON STOCK ISSUABLE UPON
                             CONVERSION OF THE LYONs

                  THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE PROSPECTUS DATED NOVEMBER 12, 1999 AND SUPPLEMENTED DECEMBER 15, 1999, FEBRUARY 11, 2000, APRIL 26, 2000 AND JULY 5, 2000 (THE "PROSPECTUS") OF IDEC PHARMACEUTICALS CORPORATION ("IDEC PHARMACEUTICALS" OR THE "COMPANY" OR "WE," "OUR" OR "US") RELATING TO THE SALE BY CERTAIN OF OUR SECURITYHOLDERS OR BY THEIR PLEDGEES, DONEES, TRANSFEREES OR OTHER SUCCESSORS IN INTEREST THAT RECEIVE ANY OF THESE SECURITIES AS A GIFT, PARTNERSHIP DISTRIBUTION OR OTHER NON-SALE RELATED TRANSFER (THE "SELLING SECURITYHOLDERS") OF UP TO $345,000,000 PRINCIPAL AMOUNT OF LIQUID YIELD OPTION(TM) NOTES DUE 2019 (THE "LYONS") AND UP TO 4,646,460 SHARES OF COMMON STOCK TO BE ISSUED UPON CONVERSION OF THE LYON, AS ADJUSTED TO REFLECT THE TWO-FOR-ONE STOCK SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN DECEMBER, 1999. YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT IN CONJUNCTION WITH THE PROSPECTUS, AND THIS PROSPECTUS SUPPLEMENT IS QUALIFIED BY REFERENCE TO THE PROSPECTUS EXCEPT TO THE EXTENT THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT SUPERSEDES THE INFORMATION CONTAINED IN THE PROSPECTUS. CAPITALIZED TERMS USED IN THIS PROSPECTUS SUPPLEMENT AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS SPECIFIED IN THE PROSPECTUS.

                             SELLING SECURITYHOLDERS

                  The following table provides certain information with respect to the principal amount of LYONs at maturity beneficially owned by an entity who was identified in the prospectus as a Selling Securityholder and has increased the principal amount of LYONs that may be offered by such Selling Securityholder pursuant to the prospectus; the percentage of outstanding LYONs this represents; and the number of shares of common stock issuable upon conversion of such LYONs to be registered for sale hereby. Distributions may be made by certain of the Selling Securityholders listed below to individuals other than those listed in the prospectus. The table of Selling Securityholders in the prospectus is hereby amended to amend the information provided for "Merrill Lynch Pierce Fenner & Smith, Inc." and "All other Holders of LYONs or future transferee, pledgee, donee or successor of any such Holders" in the table of Selling Securityholders in the prospectus.

                                                          Aggregate                                Number of
                                                      Principal Amount                             Shares of
                                                         of LYONs at           Percentage           Common
                                                        Maturity That           of LYONs           Stock That
Name of Selling Securityholder                           May be Sold           Outstanding       May be Sold(1)
------------------------------                        ----------------         -----------       --------------
Merrill Lynch Pierce Fenner & Smith, Inc.              $    14,440,000             4.2%              194,477


All other Holders of LYONs or                          $    11,255,000             3.3%              151,582
future transferee, pledgee, donee,
     or successor of any such Holders.





-----------------------
         (1) This prospectus supplement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Securityholders' outstanding shares of common stock. The number of shares of common stock listed in this table have been adjusted to reflect the two-for-one stock split of the Company's common stock effected in December, 1999.
         (TM) Trademark of Merrill Lynch & Co.